Exhibit 10.1

Execution Version

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”), dated September 25, 2020, is made by and between FTE Networks, Inc., a Nevada corporation (together with any successor thereto, the “Company”), and Munish Bansal (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”), effective as of September 28, 2020 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth in this Agreement and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the foregoing recitals, the truth and accuracy of which are hereby acknowledged by the Parties, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive and Executive shall be in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and end on the date Executive’s employment is terminated under Section 3 below.

(c) Positions. Executive shall initially serve as the Chief Executive Officer of the Company’s subsidiary, US Home Rentals, LLC (“Position”) with such responsibilities, duties and authority normally associated with such Position and as may from time to time be reasonably assigned (commensurate with the Position) to Executive by the Company’s Board of Directors (the “Board”). Executive shall report to the Company’s interim Chief Executive Officer. Provided Executive’s employment is not earlier terminated, Executive shall transition to the role of Chief Executive Officer of the Company no later than 30 days following the resumption of trading of the Company’s common stock on the over-the-counter market (the “OTC”). In addition, as soon as practicable following commencement as Chief Executive Officer for the Company, Executive shall be appointed to the Board for no additional consideration. The Board shall use best efforts to designate and nominate the Executive as a director of the Company upon each expiration of his Board term and, if elected by the stockholders of the Company, the Executive shall accept such position and diligently perform the duties arising from such position.

(d) Duties. Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company (which shall include service to its affiliates), except during any paid vacation or other excused absence periods. Executive may not engage in outside business activities, except serving on outside boards or committees, subject to compliance with this Agreement and provided that such activities do not interfere with Executive’s performance of Executive’s duties and responsibilities hereunder or violate the terms of any confidentiality or other restrictive covenants applicable to Executive. Executive agrees to observe and comply with the Policies (as defined below). Executive shall be permitted to manage his personal investments, including through 29 Willow Street LLC and additional properties Executive may invest in from time to time.

(e) Location. Executive shall, subject to reasonably required travel in connection with the performance of Executive’s duties, including (subject to COVID-19 restrictions) travel to the Company’s offices in Columbia, South Carolina, perform the services required by this Agreement at Executive’s home office in New Jersey. The Board and the Executive will consider whether the Executive needs to relocate to the Company’s offices to be established in New York City or New Jersey by the first anniversary of the Effective Date; provided, that, such relocation may only occur upon mutual agreement of the parties.

2. Compensation and Related Matters.

(a) Annual Base Salary/Deferral. During the Term, Executive shall receive a base salary at a rate of not less than $500,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be prorated for partial years of employment. Such annual base salary shall be reviewed and shall be subject to increase from time to time in the sole discretion of the Board upon recommendation by the Compensation Committee (the “Committee”) of the Board (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”). Notwithstanding the foregoing, Executive agrees to defer his Annual Base Salary (the “Deferred Base”) until the earlier of a) the closing of an equity capital raise of at least $25 million or b) a period of six (6) months from the Effective Date, but in all cases no later than March 15, 2021 (the “Deferral Period”). Executive shall be paid the Deferred Base (or an amount equal to a pro-rata portion (i.e., the amount of the Annual Base Salary which would have been paid) of the Deferred Base if Executive’s employment is terminated for any reason prior to the end of the Deferral Period) as soon as practicable (and in any event within fifteen (15) days) following the end of the Deferral Period, but not later than March 15, 2021.

(b) Annual Discretionary Bonus. Provided Executive remains employed by the Company on the first anniversary of the Effective Date and further provided that at least one of the performance milestones in Section 2(c)(ii)(A) or Section 2(c)(ii)(B) has been achieved, Executive shall be entitled to receive a cash bonus of $500,000 as soon as practicable following the achievement of one of the these two milestones, but in no event later than March 15th of the year following the date of achievement. Commencing in fiscal year 2021, and for each fiscal year thereafter ended during Executive’s term of Employment, Executive will be eligible to receive a performance bonus comprised of a target bonus opportunity equal to not less than $500,000 per annum, subject in all cases to the attainment of performance objectives as determined by the Board upon recommendation by the Committee. Any annual bonus, if any, will be paid at the same time annual bonuses are paid to other executives of the Company generally (but in no event later than March 15th of the year following the applicable bonus year), subject to Executive’s continuous employment through the date of payment, except as provided herein. Such target bonus opportunity shall be reviewed and shall be subject to increase from time to time in the sole discretion of the Board upon recommendation by the Committee (such annual target bonus opportunity, as it may be adjusted from time to time, the “Target Bonus”)

(c) Equity Awards. Each of the following awards (each an “Award” and collectively “Awards”) shall be calculated as of the Effective Date and on a Fully-Diluted Basis. These Awards shall be restricted shares of common stock which shall vest over three years with 33% of each respective Award vesting on the first anniversary of the applicable Vesting Start Date and in equal quarterly installments thereafter , subject to the Executive’s continued employment (except as provided herein or in the applicable award agreement) and subject to the Equity Plan and the terms and conditions. The sum total of the Awards (“Total Award”) is equal to fourteen percent (14%) of the Company’s issued and outstanding shares of common stock, calculated as of the Effective Date and on a Fully-Diluted Basis (as defined herein), which amount shall be further increased or decreased (as the case may be) by the common stock into which outstanding warrants, options or preferred shares are actually converted into (See Appendix A for an example calculation). For purposes of this Agreement, “Fully-Diluted Basis” shall include: (i) the total number of shares of common stock outstanding plus (ii) the total number of shares of common stock that would be issued upon conversion or exercise of any preferred stock, stock options, warrants or similar outstanding instruments.

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(i) Inducement Award. As an inducement to accept the Company’s offer of employment, on the Effective Date, the Company shall grant to Executive an initial grant of Restricted Shares (as defined in the Company’s 2017 Omnibus Incentive Plan, as amended from time to time (the “Equity Plan”)) (such initial award of Restricted Shares, the “Initial Equity Award”)) equal to 6/14 of the Total Award. The Vesting Start Date of the Initial Equity Award shall be the Effective Date. The Initial Equity Award will be memorialized in an inducement award agreement in substantially the form attached hereto as Exhibit A (which shall incorporate by reference the terms and conditions of the Equity Plan) by and between Executive and the Company.

(ii) Performance Awards. Each of the following are performance awards (each a “Performance Award” and collectively “Performance Awards”). The Performance Awards will be memorialized in an award agreement in substantially the same form as the Initial Equity Award and such awards shall not be diluted by prior equity awards to Executive (see Appendix A for an example calculation). Additionally, any Performance Award in respect of which the relevant performance criteria are achieved within nine (9) months following the termination of Executive’s employment for any other reason other than for Cause, shall be granted to Executive (and vested). The Company agrees to undertake commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

(A) A Performance Award equal to 3/14 of the Total Award. The grant date and Vesting Start Date of this grant will be on the date of the refinancing, repayment and/or restructuring of the Company’s existing debt on terms reasonably acceptable to the Board.

(B) A Performance Award equal to 3/14 of the Total Award. The grant date and Vesting Start Date of this grant will be on the date of the completion of a $25M or greater capital raise at a stock price agreed to by the Board.

(C) A Performance Award of up to 2/14 of the Total Award, which shall be granted in three (3) equal installments (and memorialized in three (3) separate award agreements). The grant dates and Vesting Start Date of each such grant will be:

(1) on the date the Company achieves a 90-day Volume Weighted Average Price (“VWAP”) above $5.00 per share (equitably adjusted for reverse splits, any stock issuances including the Executive’s Performance Awards or other recapitalizations, or other corporate transactions) on either the NYSE or NASDAQ.

(2) on the date the Company achieves a 90-day Volume Weighted Average Price (“VWAP”) above $7.50 per share (equitably adjusted for reverse splits, any stock issuances including the Executive’s Performance Awards or other recapitalizations, or other corporate transactions) on either the NYSE or NASDAQ.

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(3) on the date the Company achieves a 90-day Volume Weighted Average Price (“VWAP”) above $10.00 per share (equitably adjusted for reverse splits, any stock issuances including the Executive’s Performance Awards or other recapitalizations, or other corporate transactions) on either the NYSE or NASDAQ.

(iii) Acceleration of Granted and Unvested Equity Awards. Notwithstanding the satisfaction of any of the conditions above in respect of the Initial Equity Award and any Performance Award, any granted and unvested equity award shall immediately vest upon (x) a Change in Control (as defined in the Equity Plan) which results in the termination of the Executive’s employment or (y) upon the termination of Executive’s employment for any other reason other than (A) by the Company for Cause or (B) by Executive voluntarily without Good Reason.

(d) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time generally provide to its senior executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular plan or benefit. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 below.

(e) Vacation; Holidays. Executive shall be entitled to twenty (20) days paid vacation per calendar year (prorated for partial years) in accordance with the Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. In addition, the Company offers employees time off for standard Company holidays in accordance with the Policies.

(f) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(g) Indemnification and D&O Insurance. The Company shall indemnify and hold harmless Executive for Executive’s services hereunder to the maximum extent permitted by applicable law and the Company’s by-laws in connection with any action, suit or proceeding to which Executive may be made party by reason of being an officer, director or employee of the Company or any subsidiary or affiliate of the Company. To the extent that the Company maintains directors’ and officers’ or other third-party liability insurance, Executive shall be covered on a basis no less favorable than similarly situated executives and directors of the Company are so covered.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause (however, to the extent practicable, the Company requests that the Executive provide a minimum of sixty (60) days’ notice in the event the Executive decides to resign). It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 4 below). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized representative of the Company. If Executive’s employment terminates, Executive shall not be entitled to any severance payments, benefits, damages, award, or compensation other than as provided in this Agreement.

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(b) Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability (as defined below), the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason (as defined below).

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(c) Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(b)(i) above) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) referencing the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below). The failure by either party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

(d) Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company.

(e) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries or affiliates, unless otherwise determined by the Company and if consented to in writing by Executive.

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4. Obligations upon a Termination of Employment.

(a) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(b) above, the Company shall pay to Executive (or Executive’s estate) the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, payable on the next payroll date immediately following the Date of Termination; (ii) any accrued but unpaid paid vacation owed to Executive pursuant to Section 2(e) above, if applicable, payable on the next payroll date immediately following the Date of Termination; (iii) any expenses owed to Executive pursuant to Section 2(f) above, payable pursuant to the applicable reimbursement Policy; (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”); and (v) other than as a result of a termination of employment under Section 3(b)(iii) or 3(b)(vi), payment of any earned or accrued, but unpaid, annual bonus for the year prior to the year in which the Date of Termination occurs. Except as otherwise expressly required by law or as specifically provided in a Company Arrangement or herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b) Executive’s Obligations upon Termination.

(i) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided, however, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses (which shall include reasonable legal fees incurred by Executive if Executive reasonably believes independent counsel to be appropriate). Any cooperation by Executive shall be upon reasonable notice and shall be subject to Executive’s then current business and personal commitments. Executive shall not be required to cooperate against his own legal interests or the legal interests of any subsequent employer of Executive.

(ii) Return of Company Property. Executive hereby acknowledges and agrees that all Company Property (as defined below) and equipment furnished to, or prepared by the Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Notwithstanding the foregoing, Executive shall be permitted to retain his contacts, calendars and personal correspondence and his compensation-related documents and information. Executive shall be permitted to retain Company-issued cell phone, laptop and other home office equipment, provided all confidential or Proprietary Information (defined below) is returned or deleted, as directed by the Company. The Company acknowledges and agrees Executive may use such equipment for personal purposes.

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(c) Severance Consideration upon Termination without Cause or Resignation with Good Reason. If, during the Term, Executive’s employment terminates pursuant to Section 3(b)(iv) above due to the Company’s termination without Cause or pursuant to Section 3(b)(v) above due to Executive’s resignation with Good Reason, then, subject to Executive’s delivery to the Company of an executed waiver and release of claims in the form attached as Exhibit B hereto (the “Release”) that becomes effective and irrevocable in accordance with Section 9(n)(vi) below, and Executive’s continued compliance with the restrictive covenants applicable to Executive pursuant to Section 5 below (provided, that, the Company shall provide Executive with written notice of any such noncompliance and not less than thirty (30) days to cure, to the extent such breach is capable of being cured), the Company shall pay or provide to Executive, in addition to payments and benefits set forth in Section 4(a) above:

(i) an amount equal to (x) six (6) months of the Executive’s Annual Base plus 0.50 times the Target Bonus if the termination of employment is within the first year from the Effective Date (without taking into account for purposes of this Section 4(c) any reductions which constitute Good Reason) or (y) twelve (12) months of the Executive’s Annual Base Salary plus one (1) times the Target Bonus, if the termination of employment is one (1) year or more following the Effective Date (without taking into account for purposes of this Section 4(c) any reductions which constitute Good Reason), payable in equal installments over twelve (12) months following the effectiveness of the Release;

(ii) during the period commencing on the Date of Termination and ending on the twelve (12) month anniversary of the Effective Date or, if earlier, the date on which Executive becomes eligible for group health coverage under a subsequent employer’s or spouse’s group health plan (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall pay or reimburse the Executive for the monthly premium paid by the Executive for the Executive and the Executive’s dependents for any COBRA continuation coverage; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code (“Section 409A”) under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof); and

(iii) a pro rata bonus for the year of termination in an amount equal to (a) the product of (x) the number of days Executive was employed during the year in which termination of employment occurs, divided by three hundred sixty-five and (y) the Target Bonus times 0.50 (if termination occurs within one year of the Effective Date) or (b) the product of (x) the number of days Executive was employed during the year in which termination of employment occurs, divided by three hundred sixty-five and (y) the Target Bonus (if termination of employment is one year or more following the Effective Date (the “Pro Rata Bonus”). Such Pro Rata Bonus shall be payable in equal installments over twelve (12) months following the effectiveness of the Release.

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(d) Severance Consideration upon Termination for Death or Disability. If, during the Term, Executive’s employment terminates pursuant to Section 3(b)(i) above due to Executive’s death or pursuant to Section 3(b)(ii) above due to Executive’s Disability, then, subject to Executive’s (or Executive’s representative’s or estate’s) delivery to the Company of the Release that becomes effective and irrevocable in accordance with Section 9(n)(vi) below, and Executive’s continued compliance in all material respects with the restrictive covenants applicable to Executive pursuant to Section 5 below, the Company shall pay or provide to Executive (or Executive’s estate, if applicable), the payments and benefits set forth in Section 4(a) above, plus the Pro Rata Bonus (payable in equal installments over twelve (12) months following termination of employment).

(e) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner, and no mitigation shall be applied. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(f) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement relating to the termination of Executive’s employment will survive the termination of Executive’s employment and the termination of the Term.

5. Restrictive Covenants and Confidentiality.

To induce the Company to enter into this Agreement and in recognition of (a) Executive’s employment with the Company, (b) the compensation to be paid to Executive pursuant to Sections 2 and 4 of this Agreement, and (c) such other consideration payable to Executive by the Company or its affiliates, Executive agrees to be bound by the provisions of this Section 5 (the “Restrictive Covenants”). The Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.

(a) Covenant Not to Solicit. The Executive covenants that, during his employment by the Company and, thereafter, during the Restricted Period, the Executive will not (except in his capacity as an employee of the Company) do any of the following, directly or indirectly, anywhere in the world where the Company’s services or products are marketed or sold: (i) influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate, modify or not enter into any written or oral agreement, arrangement, relationship or course of dealing with the Company and its subsidiaries in a manner that would likely be materially adverse to the Company; or (ii) solicit (other than solicitations, listings and other advertisements of a general nature) for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company or any of its subsidiaries within the preceding 12 months, provided that personal references shall not violate this Section 5(b).

(b) Covenant Not to Disparage. Except as otherwise provided in Section 5(d) or Section 9(m) or as otherwise appropriate pursuant to any litigation between Executive and the Company and/or its affiliates, Executive shall not disparage the Company and/or its affiliates, any of its products or practices, or any of its directors, managers, officers, agents, representatives, or employees, either orally or in writing, at any time and the Company and/or its affiliates shall not disparage Executive, either orally or in writing at any time.

(c) Confidentiality. The Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company and its subsidiaries. As a result, and except pursuant to the exceptions set forth in Section 5(e) and Section 9(m) or as reasonably appropriate in connection with any litigation or arbitration between Executive and the Company and/or its affiliates, both during the Term and thereafter, the Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its subsidiaries, any Proprietary Information.

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(d) Confidentiality Notice. Executive understands and acknowledges that Executive’s duty of confidentiality, non-disclosure, and non-disparagement pursuant to this Agreement does not limit or restrict Executive’s ability to communicate directly with the U.S. Securities and Exchange Commission about a possible securities law violation, nor limit or restrict Executive’s Section 7 rights under the National Labor Relations Act, nor limit or restrict Executive’s right to communicate with the Equal Opportunity Employment Commission or otherwise cooperate with any other governmental agency. Notwithstanding any provision contained herein to the contrary and for the avoidance of doubt, Executive shall not be liable for disclosing any information that has become known to the public through no breach of this Agreement by Executive or if required to disclose information by any court.

(e) Property of the Company. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company and its subsidiaries. The Executive shall not remove from the offices or premises of the Company or any of its subsidiaries any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to any of the Company or any of its subsidiaries unless necessary or appropriate in the performance of the Executive’s duties. If the Executive removes such materials or property in the performance of the Executive’s duties, the Executive will return such materials or property promptly after the removal has served its purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Company and its subsidiaries, to perform his duties on behalf of the Company and its subsidiaries or pursuant to the exceptions set forth in Section 5(e) or Section 9(m) or as reasonably appropriate in connection with any litigation or arbitration between Executive and the Company and/or its affiliates. Upon termination of the Executive’s employment with the Company, the Executive shall leave with the Company and its subsidiaries or promptly return to the Company and its subsidiaries all originals and copies of such materials or property then in the Executive’s possession. Notwithstanding the foregoing, Executive shall be permitted to retain his contacts, calendars and personal correspondence and his compensation-related documents and information.

(f) Acknowledgements. Executive acknowledges that the Company and its affiliates have a protectable interest in their relationships with their customers and employees, their trade secrets and confidential information, and the goodwill of its business. Executive acknowledges that the Restrictive Covenants are not unduly burdensome, do not impose a greater restraint than is necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and Executive’s Position with the Company, and that the Company would not enter into this Agreement or otherwise employ or continue to employ Executive unless Executive agrees to be bound by the Restrictive Covenants set forth in this Section 5. Executive acknowledges and agrees that the covenants set forth in this Section 5 shall not supersede or modify any other agreement between the Executive and the Company or its affiliates relating to restrictive covenants, including, without limitation, any covenants entered into under an equity incentive instrument or sale transaction agreement.

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(g) Remedies and Enforcement Upon Breach.

(i) Specific Enforcement. Executive acknowledges that any breach by Executive, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company and its affiliates for which monetary damages would not be an adequate remedy. Notwithstanding anything to the contrary in Section 9(j), in the event of any such breach or threatened breach by Executive of any of the Restrictive Covenants, the Company and its affiliates shall be entitled to seek injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit the remedies of law or in equity otherwise available to the Company and its affiliates. Executive may similarly seek such relief in connection with Executive’s enforcement of Section 5(b).

(ii) Judicial Modification. If any provision of this Section 5 is found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographical area or scope of activity, then such court is directed to reform such provision to the minimum extent necessary to cause the limitations contained in this Section 5 to be reasonable and enforceable.

(iii) Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect the right of the Company and its affiliates to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

(iv) Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer or service recipient that Executive may work for while the restrictions set forth in Section 5(b) remain in effect.

(v) Extension of Restricted Period. If Executive breaches Section 5(b) above in any respect, the restrictions contained in that section will be extended for a period equal to the period that Executive was in breach, unless the Company is cognizant of such breach and does not take steps to enforce this Agreement.

6. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

7. Certain Definitions.

(a) Board. The “Board” means the Board of Directors of the Company.

(b) Cause. “Cause” means any of the following:

(i) Executive’s indictment or conviction of (or plea of no contest or nolo contendere to) any felony under any state, federal or foreign law or any crime involving moral turpitude;

(ii) Executive’s commission of an act of fraud, embezzlement, misappropriation of funds, knowing misrepresentation, gross malfeasance, or other willful and material act of wanton misconduct involving a breach of fiduciary duty, in each case, against the Company or any of its affiliates;

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(iii) Executive’s willful and wanton failure to (A) substantially perform Executive’s material job functions hereunder (other than any such failure resulting from a Disability (defined below) or (B) carry out or comply with a lawful and reasonable directive of the Board; or

(iv) Executive’s breach of any material provision of this Agreement, any confidentiality or other restrictive covenants applicable to Executive, or any other written agreement between the Executive and the Company.

No action or inaction shall be treated as willful or wanton unless done or not done in bad faith and without a reasonable belief it was in the best interests of the Company or its affiliates. Executive shall not be terminated for Cause as a result of following the direction of the Board or advice of counsel to the Company.

(c) Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d) [reserved]

(e) Disability. “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” means Executive’s inability to perform his duties under this Agreement with reasonable accommodation due to a mental or physical condition that can be expected to result in death or that can be expected to last for a continuous period of 120 days or more or for 120 days in any 180 consecutive day period. Termination as a result of a Disability will not be construed as a termination by the Company without Cause. Nothing in this Agreement shall give the Company the right to terminate Executive prior to discharging its obligations to Executive, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other similar applicable law.

(f) Good Reason. For the sole purpose of determining Executive’s right to severance payments and benefits as described above, “Good Reason” means any one of the following that occurs without Executive’s written consent:

(i) a reduction in Executive’s Annual Base Salary (other than the Deferred Base) or Target Bonus;

(ii) the assignment to Executive of any duties materially inconsistent in any respect of Executive’s Position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in Executive’s title, Position, authority, duties or responsibilities, including no longer being chief executive officer of the Company or its successor(s) (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii) failure to nominate Executive to the Board following Executive’s transition to be Chief Executive Officer of the Company;

(iv) a material breach by the Company of this Agreement or any other written agreement with Executive, including failure to transition Executive to be Chief Executive Officer of the Company as provided herein;

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(v) requirement for Executive to relocate more than thirty (30) miles from his home office location; or

(vi) failure of any successor to the Company to expressly agree to assume this Agreement.

Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (A) Executive has provided the Company, within 30 days of the initial occurrence of the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (B) the Company or the successor company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (C) Executive’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.

(g) Policies. “Policies” means the written rules and policies of the Company as adopted by the Company from time to time, in each case as amended and communicated, in writing, to the Executive from time to time.

(h) Proprietary Information. “Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its subsidiaries that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (i) all intellectual property and proprietary rights of Company or any of its subsidiaries, (ii) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (iii) business research, studies, procedures and costs, (iv) financial data, (v) distribution methods, (vi) marketing data, methods, plans and efforts, (vii) the identities of actual and prospective customers and suppliers, (viii) the terms of contracts and agreements with, the needs and requirements of, the Company’s or any of its subsidiaries’ course of dealing with, actual or prospective customers and suppliers, (ix) personnel information, (x) customer and vendor credit information, and (xi) information received from third parties subject to obligations of non-disclosure or non-use. Failure by Company or any of its subsidiaries to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.

8. Parachute Payments.

Notwithstanding any other provision of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The reduction of the Total Payments contemplated in this Section 8 shall be implemented by determining the Parachute Payment Ratio (as defined below), as determined by an independent accounting firm selected by Executive (subject to the reasonable approval of the Company) (the “Accounting Firm”), for each Total Payment and then reducing the Total Payments in order beginning with the Total Payment with the highest Parachute Payment Ratio. For Total Payments with the same Parachute Payment Ratio, such Total Payments shall be reduced based on the time of payment of such Total Payments, with amounts having later payment dates being reduced first. For Total Payments with the same Parachute Payment Ratio and the same time of payment, such Total Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Total Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, (x) the numerator of which is the value of the applicable Total Payment (as calculated for purposes of Section 280G of the Code), and (y) the denominator of which is the intrinsic (i.e., economic) value of such Total Payment. All determinations under this Section 8 shall be made by the Accounting Firm on a timely basis and shall be provided to Executive and the Company. The Company shall bear all costs of the Accounting Firm.

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9. Miscellaneous Provisions.

(a) Work Eligibility. As a condition of Executive’s employment with the Company, Executive is required to provide evidence of Executive’s identity and eligibility for employment in the United States.

(b) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Nevada without reference to the principles of conflicts of law of the State of Nevada or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Nevada, and where applicable, the laws of the United States.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, to:

c/o FTE Networks, Inc.

237 West 35th Street, Suite 806

New York, NY 10001

Attn: Compensation Committee

(ii) If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

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(f) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, including without limitation any prior employment agreement or offer letter between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect the construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York, New York. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure. The arbitrator shall: (i) provide adequate discovery for the resolution of the dispute; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall be responsible for the cost of arbitration, including the arbitrator’s fees. The Company and Executive will each be responsible for their own legal fees; provided, that if Executive prevails on a material issue in the arbitration, the arbitrator shall award Executive attorneys’ fees and expert fees, if any. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. Any and all such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 9(j), they will not have the right to have any claim decided by a jury or a court but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

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(k) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(m) Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). In connection with any such activity, Executive must identify any information that is confidential and ask the regulator for confidential treatment of any information shared with any such government agency. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in court proceedings, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to such court order.

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(n) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A and the Company shall act in good faith to ensure that no payment hereunder will result in any such additional tax or interest pursuant to Section 409A.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

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(vi) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, (B) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date; provided, that, in the event of Executive’s death, ninety (90) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 9(n)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 9(n)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.

(o) Notice and Cure. Notwithstanding any provision contained herein to the contrary and for the avoidance of doubt, the Executive shall not be in breach or default under this Agreement (including being subject to a Cause termination) or under any agreement contemplated to be entered into and/or performed by Executive unless and until (i) the Company has provided the Executive, within 30 days of the date on which the Company first becomes aware of such breach, written notice stating with specificity the applicable facts and circumstances underlying such alleged breach or default, and (ii) the Executive fails to cure such alleged breach or default (to the extent curable) within 30 days after receiving such written notice.

10. Prior Employment.

Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

11. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive acknowledges that Executive shall be subject to, and hereby agrees to abide by the terms of, Company policies in effect from time to time, including, without limitation, any clawback or recoupment policies, securities trading policies and stock ownership guidelines.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

FTE NETWORKS, INC.

By:
Name:	Michael P. Beys
Title:	Interim Chief Executive Officer

EXECUTIVE

Munish Bansal

 [Signature Page to Executive Employment Agreement]

EXHIBIT A

Restricted Share Award Agreement

[see attached]

EXHIBIT B

Release

[see attached]

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APPENDIX A

Example of Performance Award Calculation

Assume total number of fully diluted shares = x

New shares granted = (0.14x)/(0.86)

Inducement Grant = (6/14)*New shares granted = (6/14)*(0.14x)/(0.86)

Performance Grant A = (3/14)*New shares granted = (3/14)*(0.14x)/(0.86)

Performance Grant B = (3/14)*New shares granted = (3/14)*(0.14x)/(0.86)

Performance Grant C = (2/14)*New shares granted = (2/14)*(0.14x)/(0.86)

Example Calculations:

Assume total number of fully diluted shares = 100,000,000

New shares granted = 0.14*100,000/0.86 = 16,279,070

Inducement Grant = (6/14)*16,279,070 = 6,976,744

Performance Grant A = (3/14)* 16,279,070 = 3,488,372

Performance Grant B = (3/14)* 16,279,070 = 3,488,372

Performance Grant C = (2/14)* 16,279,070 = 2,325,581

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